                                                                   EXHIBIT 99.1


[AGCO LOGO]   AGCO Corporation
              4205 River Green Parkway   Duluth, GA USA 30096-2568
              www.agcocorp.com
              -----------------------------------------------------------------
              Telephone 770.813.9200


                             COMPANY NEWS RELEASE


FOR IMMEDIATE RELEASE
Thursday, February 5, 2004

CONTACT:  Molly Dye                              or   Andy Beck
          Vice President, Corporate Relations         Senior Vice President and
          (770) 813-6044                              Chief Financial Officer
                                                      (770) 813-6083

                         AGCO REPORTS FULL YEAR RESULTS
               SALES AND EARNINGS GROWTH HIGHLIGHT ANNUAL RESULTS
            EARNINGS AND CASH FLOW IMPROVEMENTS ANTICIPATED IN 2004


         DULUTH, GA - February 5 - AGCO Corporation (NYSE:AG), a worldwide designer, manufacturer and distributor of agricultural equipment, reported adjusted net income, excluding restructuring and other infrequent expenses and restricted stock compensation, of $1.25 per share for the year ended December 31, 2003. AGCO reported adjusted net income, excluding restructuring and other infrequent expenses and restricted stock compensation, of $0.40 per share for the fourth quarter of 2003. Reported earnings per share including all items was $0.98 per share for the year ended December 31, 2003 and $0.39 per share for the fourth quarter of 2003. These results compare to adjusted net income, excluding restructuring and other infrequent expenses, restricted stock compensation, a non-cash deferred tax adjustment and a cumulative effect of an accounting change of $1.17 per share for the year ended December 31, 2002 and adjusted net income, excluding restructuring and other infrequent expenses, restricted stock compensation and a non-cash deferred tax adjustment, of $0.34 per share for the fourth quarter of 2002. Reported loss per share including all items was $1.14 for the year ended December 31, 2002 and $1.09 per share for the fourth quarter of 2002. Net sales for the full year and fourth quarter of 2003 increased approximately 20% and 23%, respectively, over the comparable periods in 2002.

         "We are pleased that our 2003 earnings were above the prior year despite challenging market conditions in key markets and production issues related to our plant rationalizations," stated Robert J. Ratliff, Chairman, President and Chief Executive Officer. "During the fourth quarter, production in the Beauvais plant stabilized as planned, but remained below optimal levels. In addition, weaker industry demand in Western Europe was offset by improved market conditions and profitability in South America. We believe that our efforts in 2003 will allow us to achieve continued earnings improvement in 2004."

         FOURTH QUARTER RESULTS

         For the fourth quarter of 2003, AGCO reported net sales of $1,035.1 million and adjusted net income of $30.5 million, or $0.40 per share. Reported net income including all items was $29.8 million, or $0.39 per share. For the fourth quarter of 2002, AGCO reported net sales of

$839.9 million and adjusted net income of $25.5 million, or $0.34 per share. Net loss including all items in 2002 was $82.0 million, or $1.09 per share.

         The following is a reconciliation of adjusted operating income, net income and earnings per share to reported operating income, net income (loss) and earnings (loss) per share for the quarters ended December 31, 2003 and 2002:


                                                        2003                                        2002
                                     -----------------------------------------      ---------------------------------------
                                                            (in millions, except per share data)
                                                                                                                   Earnings
                                                                      Earnings                       Net            (Loss)
                                     Operating           Net             Per        Operating       Income           Per
                                       Income          Income          Share         Income         (Loss)           Share
                                     ---------         -------        --------      ---------       ------         --------

As adjusted                             $63.4           $30.5          $0.40          $54.4          $25.5           $0.34

Restructuring and other
   infrequent expenses (1)               (0.2)            0.6           0.01            9.4            6.2            0.08
Restricted stock compensation (1)         0.1             0.1             --           15.6           10.3            0.14
Deferred tax valuation
   allowance adjustment                     *              --             --              *           91.0            1.21
                                        -----           -----          -----          -----         ------          ------

As reported                             $63.5           $29.8          $0.39          $29.4         $(82.0)         $(1.09)
                                        =====           =====          =====          =====         ======          ======

(1)      Net income and earnings per share amounts are after tax

*        Not applicable

         The restructuring and other infrequent expenses recorded in the fourth quarter of 2003 relate primarily to a net gain on auction proceeds of machinery and equipment from the Coventry site partially offset by further property write-downs of other closed facilities held for sale. The restructuring expenses in the fourth quarter of 2002 primarily relate to expenses associated with the closure of the Coventry facility. The restricted stock compensation recorded during the fourth quarter of 2002 is primarily related to the Company's Long-Term Incentive Plan ("LTIP").

         AGCO's net sales for the fourth quarter increased 23% primarily due to higher sales in North America and South America as well as positive currency translation impacts resulting from the stronger Euro. Adjusted operating income for the fourth quarter of 2003 improved to $63.4 million from $54.4 million in 2002 due to earnings improvements in South America, Asia/Pacific and Sprayers. In South America, fourth quarter operating income increased over 100% compared to 2002 due to improved demand in Argentina and the positive impact of increased production. This improvement was partially offset by lower earnings in Europe resulting from weaker margins due to higher production costs and unfavorable sales mix. AGCO's fourth quarter gross margins declined from 17.5% in 2002 to 17.0% in 2003. The reduction in margins was primarily the result of higher manufacturing costs, unfavorable sales mix and negative currency impacts on products manufactured in Europe and South America and sold in other markets.

         FULL YEAR RESULTS

         For the full year 2003, AGCO reported net sales of $3,495.3 million and adjusted net income of $94.8 million, or $1.25 per share. Reported net income including all items was $74.4 million, or $0.98 per share. For the full year of 2002, AGCO reported net sales of $2,922.7 million and adjusted net income of $88.0 million, or $1.17 per share. Reported net loss including all items in 2002 was $84.4 million, or $1.14 per share.

         The following is a reconciliation of adjusted operating income, net income and earnings per share to reported operating income, net income (loss) and earnings (loss) per share for the full year ended December 31, 2003 and 2002:


                                                           2003                                         2002
                                        -----------------------------------------       ----------------------------------------
                                                               (in millions, except per share data)
                                                                                                                        Earnings
                                                                         Earnings                        Net             (Loss)
                                        Operating           Net             Per         Operating       Income            Per
                                          Income          Income          Share          Income         (Loss)            Share
                                        ---------         -------        --------       ---------       ------          --------


As adjusted                                 $211.7          $94.8          $1.25          $190.8          $88.0           $1.17

Restructuring and other
   infrequent expenses (1)                    27.6           19.8           0.26            42.7           28.2            0.38
Restricted stock compensation (1)              0.6            0.6           0.01            44.1           29.1            0.39
Deferred tax valuation
   allowance adjustment                          *             --             --               *           91.0            1.21
                                            ------          -----          -----          ------          -----           -----

Income before cumulative
   effect of a change in
   accounting principle                          *           74.4           0.98               *          (60.3)          (0.81)

Cumulative effect of a change
   in accounting principle (1)                   *             --             --               *          (24.1)          (0.33)
                                            ------          -----          -----          ------          -----           -----

As reported                                 $183.5          $74.4          $0.98          $104.0         $(84.4)         $(1.14)
                                            ======          =====          =====          ======         ======          ======

(1)      Net income and earnings per share amounts are after tax

*        Not applicable

         The restructuring and other infrequent expenses recorded in the full year 2003 relate primarily to manufacturing facility closure costs and a second quarter charge related to litigation regarding the Company's U.K. pension plan. The restructuring and other infrequent expenses recorded in the full year of 2002 relate primarily to the closure of the Coventry, England manufacturing facility as well as other rationalization plans. The restricted stock compensation recorded during the full year of 2002 primarily relates to first and fourth quarter awards earned under the Company's LTIP.

         Net sales for the full year of 2003 increased approximately 20% primarily due to higher sales in North America and South America, incremental sales of the new Challenger product line and the acquired Sunflower brand and positive currency translation. Adjusted operating income improved to $211.7 million for the full year of 2003 compared to $190.8 million for 2002. Operating earnings increased in most of AGCO's markets outside Europe primarily due to improved industry demand. In Europe, operating earnings declined as a result of production transition inefficiencies, sales mix and higher pension costs. AGCO's full year gross margins declined from 18.2% in 2002 to 17.6% in 2003. Production inefficiencies related to the transfer of production from the Coventry plant as well as a new OEM supply arrangement in AGCO's Randers, Denmark combine manufacturing facility contributed to the margin decline. In addition, gross margins were negatively impacted by currency impacts on European and South

American production sold in other markets. Adjusted net income in 2003 was also negatively impacted by higher interest expense, foreign exchange losses and a higher effective income tax rate compared to 2002. Reported operating income and net income also improved for the full year of 2003 compared to 2002 primarily resulting from decreased restricted stock compensation expense and lower restructuring and other infrequent expenses in 2003.

         REGIONAL MARKET RESULTS

         North America - Industry unit retail sales of tractors for the full year of 2003 increased approximately 19% over the comparable prior year period resulting from strong increases in the compact tractor and utility tractor segments and a moderate increase in the high horsepower tractor segment. Industry unit retail sales of combines were approximately 2% lower than the prior year. Conditions in the North American market generally improved throughout 2003 due to higher commodity prices and improved weather conditions relative to 2002. AGCO's unit retail sales of tractors for the full year of 2003 were up slightly while combines were lower than the prior year.

         Western Europe - Industry unit retail sales of tractors in Western Europe for the full year of 2003 decreased approximately 2% over the comparable prior period. Sales results were mixed with more significant declines in Germany and Spain where dry weather conditions impacted demand. Unit sales in AGCO's key market of Germany were 8% below 2002 due to severe drought conditions and economic uncertainty. AGCO's unit retail sales for the full year of 2003 also decreased when compared to the prior year period.

         South America - Industry unit retail sales of tractors and combines for the full year of 2003 increased approximately 1% and 25%, respectively, over the comparable prior year period primarily resulting from strong increases in the Argentina market. Industry tractor sales in the largest market of Brazil declined due to revisions in government financing subsidies. AGCO's South American unit retail sales of tractors and combines also increased in the full year of 2003 compared to the same period in 2002.

         Rest of World Markets - Outside of North America, Western Europe and South America, AGCO's net sales for the full year of 2003 were higher than the prior year particularly in Eastern Europe and Australia.

         Sprayers - Industry unit retail sales of sprayers in North America were up approximately 5% for the full year of 2003 compared to 2002. AGCO's unit retail sales of sprayers in 2003 in North America were flat compared to 2002. Industry sales recovered in the second half to offset declines in the first half of 2003.

         "We saw many positive signs for improved industry demand in 2003 in many of our markets," stated Mr. Ratliff. "However, the drought conditions in Europe impacted our profitability particularly due to the weak high horsepower tractor demand in Germany."

         VALTRA ACQUISITION COMPLETED

         On January 5, 2004, AGCO completed the acquisition of Valtra from Kone Corporation, a Finnish company. The purchase price was 600.6 million Euros, net of acquired cash of approximately 21.4 million Euros (or approximately $755.9 million, net) and is subject to customary closing adjustments.

         Valtra is a global tractor and off-road engine manufacturer with net sales of approximately $902.2 million for the twelve months ended September 30, 2003. Valtra is the market leader for tractors in the Nordic region of Europe and also has a significant presence in the Latin America tractor market. Valtra also produces off-road diesel engines, sold under the Sisu Diesel brand.

         The acquisition was funded with proceeds from a new $450.0 million term loan, a $100.0 million bridge loan facility and a $201.3 million convertible notes offering completed in December 2003. Concurrent with the transaction, AGCO also completed a new five-year $300.0 million revolving credit facility which refinanced its existing $350.0 million revolving credit facility. AGCO intends to refinance the bridge loan facility and a portion of its other outstanding borrowings with common stock and debt offerings in the next several months, although the timing of the refinancing has not been determined and is subject to satisfactory market conditions.

         Mr. Ratliff commented, "We are pleased to add Valtra and Sisu Diesel to the AGCO group of brands and companies. This acquisition provides an unequalled opportunity for AGCO to expand its business in significant global markets by utilizing the technology and productivity leadership present in this outstanding company. We have started the process of integrating Valtra in our operating plans and strategies as well as identifying opportunities to exchange technology and leverage our combined distribution."

         OUTLOOK

         Current industry fundamentals are favorable entering into 2004 with relatively high commodity prices contributing to strong farm income. In North America, high farm income and favorable tax incentives are expected to stimulate an improvement in equipment demand in 2004. In Europe, industry demand is expected to remain at or slightly below current levels due to the impact of drought conditions in 2003, uncertainty surrounding CAP reforms, and the impact of the strong Euro on export demand. Increased demand from new EU entrants is expected to continue in 2004. South America industry demand is also expected to be at or slightly below 2003 levels. Brazilian government subsidized financing programs are expected to be reduced in 2004, which is likely to moderate demand.

         AGCO expects to increase adjusted earnings per share by 20 - 30% in 2004. This growth is expected to be achieved from the impact of new products, cost reduction initiatives and the elimination of production inefficiencies experienced in 2003. Reported earnings per share are expected to grow by 50 to 60% during 2004 due to the reduction in restructuring and other infrequent expenses related to plant closures incurred in 2003. For 2004, the addition of Valtra is expected to be dilutive only after the impact of non-cash amortization of purchased intangibles. AGCO also expects to generate free cash flow (operating cash flow less capital expenditures) of $75 million to $100 million in 2004. Capital expenditures are expected to be $90 to $100 million during 2004. For the first quarter of 2004, AGCO's earnings per share is expected to be negatively impacted relative to 2003 by the addition of Valtra's seasonally low first quarter results and one-time costs related to the acquisition and debt refinancing. As a result, AGCO's first quarter adjusted earnings per share is expected be between $0.10 and $0.15 per share. Reported earnings per share is also expected to be between $0.10 and $0.15 per share.

         "We are optimistic that we can demonstrate sales growth and margin improvement in 2004," stated Mr. Ratliff. "With the addition of Valtra and our other growth initiatives, we also believe we are improving the long-term competitiveness and profitability of AGCO."

         SEC INQUIRY

         Subsequent to year end, AGCO received an informal inquiry from the SEC asking AGCO for its policies and related information with regard to AGCO's accounting for revenue recognition (particularly bill and hold transactions), sales and sales returns and allowances, plant and facility closing costs and reserves, and personal use of corporate aircraft.

         In some cases, AGCO recognizes revenue when equipment remains on its premises after having been invoiced to the dealer (referred to as bill and hold transactions). These transactions occur at a dealer's request, usually in order to arrange for its own transportation of the equipment. At December 31, 2003 and 2002, AGCO had recorded sales (before discounts and allowances) of approximately $32.8 million and $29.9 million, respectively, where equipment was invoiced but remained on AGCO's premises. For 2003, if AGCO had recognized revenue only upon shipment of equipment, this would have resulted in an increase in sales of approximately $29.9 million in the first quarter of 2003 and a decrease in sales of approximately $32.8 million in the fourth quarter of 2003. The impact to prior years would be similar, although the amounts would differ depending on the actual level of bill and hold transactions at year end.

         AGCO does not generally permit returns other than returns during annual parts return programs or upon a dealer's termination where applicable law requires AGCO to accept the returns. AGCO provides for sales incentive and parts return allowances at the time of sale or at the time at the program is put in place.

         Since its inception, AGCO has acquired new businesses and closed excess facilities. AGCO incurs costs and has established reserves in connection with these facility closures. These costs are reflected as "restructuring and other infrequent expenses" in our consolidated statements of operations and the related reserve activity is disclosed in the footnotes of our consolidated financials statements (see also footnote 2 to these financial statements).

         AGCO permits personal use of its corporate aircraft in accordance with a policy authorized by the Board of Directors in 1999. This use is reported to the IRS as compensation to the executive in accordance with IRS regulations and is taken into account - at the IRS amounts - in determining perquisites for purposes of proxy statement disclosure.

          AGCO has responded to the SEC's inquiry and intends to cooperate fully with the SEC going forward.

SAFE HARBOR STATEMENT

Statements which are not historical facts, including future results, earnings and cash flow projections and expectations regarding the Valtra acquisition, are forward looking and subject to risks which could cause actual results to differ materially from those suggested by the statements. Although the Company believes that the statements it has made are based on reasonable assumptions, they are based on current information and beliefs and, accordingly, the

Company can give no assurance that its statements will be achieved. The Company bases its outlook on key operating, economic and agricultural data which are subject to change including, but not limited to: farm cash income, worldwide demand for agricultural products, commodity prices, grain stock levels, weather, crop production, farmer debt levels, existing government programs and farm-related legislation. Additionally, the Company's financial results are sensitive to movement in interest rates and foreign currencies, as well as general economic conditions, pricing and product actions taken by competitors, customer acceptance of product introductions, the success of its facility rationalization process and other cost cutting measures, availability of governmental subsidized financing programs, production disruptions and changes in environmental, international trade and other laws which impact the way in which it conducts its business. Further information concerning factors that could significantly affect the Company's results is included in the Company's filings with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2002. The Company disclaims any responsibility to update any forward-looking statements.

                                   * * * * *

         The Company will be hosting a conference call with respect to this earnings announcement at 2:00 p.m. Eastern Time on Thursday, February 5, 2004. Interested persons can access the conference call via the Company's website at www.agcocorp.com. A replay will be available beginning approximately two hours after the conclusion of the conference call for twelve months following the call. A copy of this press release will be available on the Company's website.

                                   * * * * *

         AGCO Corporation, headquartered in Duluth, Georgia, is a global designer, manufacturer and distributor of agricultural equipment and related replacement parts. AGCO products are distributed in over 140 countries. AGCO offers a full product line including tractors, combines, hay tools, sprayers, forage, tillage equipment and implements through more than 8,600 independent dealers and distributors around the world. AGCO products are distributed under the brand names AGCO(R), Agco Allis(R), AgcoStar(R), Challenger(R), Farmhand(R), Fendt(R), Fieldstar(R), Gleaner(R), Glencoe(R), Hesston(R), LOR*AL(R), Massey-Ferguson(R), New Idea(R), Rogator(R), SISU(TM) Diesel, Soilteq(TM), Spra-Coupe(R), Sunflower(R), Terra-Gator(R), Tye(R), Valtra(R), White(TM), and Willmar(R). AGCO provides retail financing through AGCO Finance in North America and through Agricredit in the United Kingdom, France, Germany, Ireland, Spain and Brazil. In 2003, AGCO had net sales of $3.5 billion.

                                   # # # # #

Please visit out website at www.agcocorp.com.

                        AGCO CORPORATION AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                            (unaudited, in millions)

                                                        December 31,       December 31,
                                                            2003               2002
                                                        ------------       ------------
ASSETS
Current Assets:
   Cash and cash equivalents                              $    147.0         $     34.3
   Accounts and notes receivable, net                          553.6              497.4
   Inventories, net                                            803.6              708.6
   Other current assets                                        180.3              171.9
                                                          ----------         ----------
     Total current assets                                    1,684.5            1,412.2
Property, plant and equipment, net                             434.2              343.7
Investment in affiliates                                        91.6               78.5
Other assets                                                   211.3              120.0
Intangible assets, net                                         417.8              394.6
                                                          ----------         ----------
     Total assets                                         $  2,839.4         $  2,349.0
                                                          ==========         ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
   Accounts payable                                       $    393.2         $    312.0
   Accrued expenses                                            490.2              445.2
   Other current liabilities                                    45.7               27.8
                                                          ----------         ----------
     Total current liabilities                                 929.1              785.0
Long-term debt                                                 711.1              636.9
Pensions and postretirement health care benefits               197.5              131.9
Other noncurrent liabilities                                    95.6               77.6
                                                          ----------         ----------
     Total liabilities                                       1,933.3            1,631.4
                                                          ----------         ----------

Stockholders' Equity:
   Common stock                                                  0.8                0.8
   Additional paid-in capital                                  590.3              587.6
   Retained earnings                                           635.0              560.6
   Unearned compensation                                        (0.5)              (0.7)
   Accumulated other comprehensive loss                       (319.5)            (430.7)
                                                          ----------         ----------
     Total stockholders' equity                                906.1              717.6
                                                          ----------         ----------
     Total liabilities and stockholders' equity           $  2,839.4         $  2,349.0
                                                          ==========         ==========

     See accompanying notes to condensed consolidated financial statements.

                        AGCO CORPORATION AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
               (unaudited and in millions, except per share data)


                                                                  Three Months Ended December 31,
                                                                  -------------------------------
                                                                       2003               2002
                                                                   -----------         ----------
Net sales                                                          $   1,035.1         $    839.9
Cost of goods sold                                                       859.2              693.1
                                                                   -----------         ----------
   Gross profit                                                          175.9              146.8

Selling, general and administrative expenses                              92.0               76.2
Engineering expenses                                                      20.1               15.8
Restricted stock compensation expense                                      0.1               15.6
Restructuring and other infrequent expenses                               (0.2)               9.4
Amortization of intangibles                                                0.4                0.4
                                                                   -----------         ----------

   Income from operations                                                 63.5               29.4

Interest expense, net                                                     14.3               15.2
Other expense, net                                                         6.0                6.9
                                                                   -----------         ----------

Income before income taxes and equity in net earnings
 of affiliates                                                            43.2                7.3

Income tax provision                                                      16.4               93.5
                                                                   -----------         ----------

Income (loss) before equity in net earnings of affiliates                 26.8              (86.2)

Equity in net earnings of affiliates                                       3.0                4.2
                                                                   -----------         ----------

Net income (loss)                                                  $      29.8         $    (82.0)
                                                                   ============        ===========

Net income (loss) per common share:

   Basic                                                           $       0.40        $     (1.09)
                                                                   ============        ===========
   Diluted                                                         $       0.39        $     (1.09)
                                                                   ============        ===========

Weighted average number of common and common equivalent
 shares outstanding:
   Basic                                                                  75.3               74.9
                                                                   ============        ===========
   Diluted                                                                75.7               74.9
                                                                   ============        ===========


     See accompanying notes to condensed consolidated financial statements.

                        AGCO CORPORATION AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
               (unaudited and in millions, except per share data)

                                                                                     Year Ended December 31,
                                                                                   --------------------------
                                                                                       2003           2002
                                                                                   -----------    -----------
Net sales                                                                          $   3,495.3    $   2,922.7
Cost of goods sold                                                                     2,878.9        2,390.9
                                                                                   -----------    -----------
   Gross profit                                                                          616.4          531.8

Selling, general and administrative expenses                                             331.6          282.4
Engineering expenses                                                                      71.4           57.2
Restricted stock compensation expense                                                      0.6           44.1
Restructuring and other infrequent expenses                                               27.6           42.7
Amortization of intangibles                                                                1.7            1.4
                                                                                   -----------    -----------

   Income from operations                                                                183.5          104.0

Interest expense, net                                                                     60.0           57.4
Other expense, net                                                                        25.2           20.8
                                                                                   -----------    -----------

Income before income taxes, equity in net earnings of affiliates and
  cumulative effect of a change in accounting principle                                   98.3           25.8

Income tax provision                                                                      41.3           99.8
                                                                                   -----------    -----------

Income (loss) before equity in net earnings of affiliates and cumulative
  effect of a change in accounting principle                                              57.0          (74.0)

Equity in net earnings of affiliates                                                      17.4           13.7
                                                                                   -----------    -----------

Income (loss) before cumulative effect of a change in accounting principle                74.4          (60.3)

Cumulative effect of a change in accounting principle, net of taxes                         --          (24.1)
                                                                                   -----------    -----------

Net income (loss)                                                                  $      74.4    $     (84.4)
                                                                                   ===========    ===========

Net income (loss) per common share:

Basic:
   Income (loss) before cumulative effect of a change in accounting principle      $      0.99    $     (0.81)
   Cumulative effect of a change in accounting principle, net of taxes                      --          (0.33)
                                                                                   -----------    -----------

   Net income (loss)                                                               $      0.99    $     (1.14)
                                                                                   ===========    ===========

Diluted:
   Income (loss) before cumulative effect of a change in accounting principle      $      0.98    $     (0.81)
   Cumulative effect of a change in accounting principle, net of taxes                      --          (0.33)
                                                                                   -----------    -----------

   Net income (loss)                                                               $      0.98    $     (1.14)
                                                                                   ===========    ===========

Weighted average number of common and common equivalent shares outstanding:
   Basic                                                                                  75.2           74.2
                                                                                   ===========    ===========
   Diluted                                                                                75.6           74.2
                                                                                   ===========    ===========


     See accompanying notes to condensed consolidated financial statements.

                        AGCO CORPORATION AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                           (unaudited and in millions)


                                                                                 Year Ended December 31,
                                                                                --------------------------
                                                                                   2003            2002
                                                                                ---------       ---------
Cash flows from operating activities:
   Net income (loss)                                                            $    74.4       $   (84.4)
                                                                                ---------       ---------
   Adjustments to reconcile net income (loss) to net cash provided by operating activities:
     Cumulative effect of a change in accounting principle, net of taxes               --            24.1
     Depreciation and amortization                                                   64.2            50.9
     Amortization of intangibles                                                      1.7             1.4
     Restricted stock compensation                                                    0.4            24.4
     Equity in net earnings of affiliates, net of cash received                      (0.8)           (2.7)
     Deferred income tax (benefit) provision                                        (12.3)           48.4
     Loss on write-down of property, plant and equipment                              1.6            11.6
     Changes in operating assets and liabilities net of effect
       from purchase of businesses:
       Accounts and notes receivable, net                                            11.5            43.4
       Inventories, net                                                              13.8          (119.0)
       Other current and noncurrent assets                                          (20.4)            2.2
       Accounts payable                                                             (16.5)            7.4
       Accrued expenses                                                             (50.9)           66.2
       Other current and noncurrent liabilities                                      21.3            (0.7)
                                                                                ---------       ---------
         Total adjustments                                                           13.6           157.6
                                                                                ---------       ---------
         Net cash provided by operating activities                                   88.0            73.2
                                                                                ---------       ---------
Cash flows from investing activities:
     Purchase of property, plant and equipment                                      (78.7)          (54.9)
     Proceeds from sales of property, plant and equipment                            14.9            13.8
     Sale/(purchase) of businesses, net of cash acquired                              1.5           (60.7)
     Sale of unconsolidated affiliates                                                4.5             1.2
                                                                                ---------       ---------
         Net cash used in investing activities                                      (57.8)         (100.6)
                                                                                ---------       ---------
Cash flows from financing activities:
     Proceeds from long-term debt, net                                               84.3            22.2
     Proceeds from issuance of common stock                                           2.6            10.3
     Payment of debt issuance costs                                                  (9.9)             --
                                                                                ---------       ---------
         Net cash provided by financing activities                                   77.0            32.5
                                                                                ---------       ---------
Effect of exchange rate changes on cash and cash equivalents                          5.5             0.3
                                                                                ---------       ---------
Increase in cash and cash equivalents                                               112.7             5.4
Cash and cash equivalents, beginning of period                                       34.3            28.9
                                                                                ---------       ---------
Cash and cash equivalents, end of period                                        $   147.0       $    34.3
                                                                                =========       =========

     See accompanying notes to condensed consolidated financial statements.

                        AGCO CORPORATION AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                 (unaudited, in millions, except per share data)

1.       BASIS OF PRESENTATION

         The condensed consolidated financial statements of AGCO Corporation and subsidiaries (the "Company" or "AGCO") included herein have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and the rules and regulations of the Securities and Exchange Commission. In the opinion of management, the accompanying unaudited condensed consolidated financial statements reflect all adjustments, which are of a normal recurring nature, necessary to present fairly the Company's financial position, results of operations and cash flows at the dates and for the periods presented. These condensed consolidated financial statements should be read in conjunction with the Company's audited financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 2002. Certain reclassifications of previously reported financial information were made to conform to the current presentation.

2.       RESTRUCTURING AND OTHER INFREQUENT EXPENSES

         In March 2003, the Company announced the closure of the Challenger track tractor facility located in DeKalb, Illinois and the relocation of production to its facility in Jackson, Minnesota. Production at the DeKalb facility ceased in May 2003 and was relocated and resumed in the Minnesota facility in June 2003. In connection with the restructuring plan, the Company recorded approximately $2.5 million of restructuring and other infrequent expenses during 2003. The components of the restructuring expenses are summarized in the following table:


                              Write-down                             Facility
                                  of                                Relocation
                              Property,                Employee        and       Facility
                              Plant and   Employee     Retention    Transition   Closure
                              Equipment   Severance     Payments      Costs        Costs        Total
                              ---------   ---------    ---------    ----------   --------      -------
2003 provision                  $  0.5      $  0.5       $  0.2       $  0.8       $  0.5       $  2.5
  Less: Non-cash expense           0.5          --           --           --           --          0.5
                                ------      ------       ------       ------       ------       ------
        Cash expense                --         0.5          0.2          0.8          0.5          2.0
2003 cash activity                  --        (0.5)        (0.2)        (0.8)        (0.5)        (2.0)
                                ------      ------       ------       ------       ------       ------
Balances as of
   December 31, 2003            $   --      $   --       $   --      $   --       $   --       $   --
                                ======      ======       ======       ======       ======       ======

         The write-down of property, plant and equipment represents the impairment of real estate resulting from the facility closure and based upon the estimated fair value of the assets compared to their carrying value. The estimated fair value of the real estate was determined based on current conditions in the market. The severance costs relate to the termination of 134 employees, following the completion of production at the DeKalb facility. As of December 31, 2003, all employees have been terminated. The employee retention payments relate to incentives paid to DeKalb employees who remain employed until certain future termination dates and were accrued over the term of the retention period. The severance costs were also accrued over the term of the retention period, as employees were entitled to severance payments only if they remained in service through their scheduled termination dates. Certain employees relocated to the Jackson, Minnesota facility, and costs associated with relocation were expensed as incurred. A portion of the machinery and equipment and all tooling located at DeKalb were relocated to the Jackson, Minnesota facility during the second quarter. The remaining portion of machinery and equipment will be sold or disposed. The buildings, land and improvements are being marketed for sale.

         During 2002, the Company announced and initiated a restructuring plan related to the closure of its tractor manufacturing facility in Coventry, England and the relocation of existing production at Coventry to the Company's Beauvais, France and Canoas, Brazil manufacturing facilities. The components of the restructuring expenses are summarized in the following table:

                                      Write-down
                                          of
                                       Property,                        Employee      Facility
                                       Plant and        Employee       Retention      Closure
                                       Equipment       Severance        Payments        Costs          Total
                                      ------------    -------------    -----------    -----------    ----------
2002 provision                          $  11.2         $   8.3          $  18.3        $   2.4        $  40.2
   Less: Non-cash expense                  11.2              --               --             --           11.2
                                        -------         -------          -------        -------        -------

         Cash expense                        --             8.3             18.3            2.4           29.0
2002 cash activity                           --            (0.1)            (0.3)          (0.3)          (0.7)
                                        -------         -------          -------        -------        -------
Balances as of
   December 31, 2002                         --             8.2             18.0            2.1           28.3
                                        -------         -------          -------        -------        -------

2003 provision                               --              --             10.2            1.8           12.0
2003 cash activity                           --            (8.9)           (26.7)          (2.5)         (38.1)
Foreign currency translation                 --             1.2              0.5            0.2            1.9
Balances as of
                                        -------         -------          -------        -------        -------
   December 31, 2003                    $    --         $   0.5          $   2.0        $   1.6        $   4.1
                                        =======         =======          =======        =======        =======

         The write-down of property, plant and equipment represents the impairment of machinery and equipment resulting from the facility closure and was based on the estimated fair value of the assets compared to their carrying value. The estimated fair value of the equipment was determined based on current conditions in the market. The machinery, equipment and tooling will be disposed of after production ceases and the buildings, land and improvements are being marketed for sale. The severance costs relate to the termination of 1,054 employees. As of December 31, 2003, 1,024 employees have been terminated. The employee retention payments relate to incentives paid to Coventry employees who remain employed until certain future termination dates and are accrued over the term of the retention period. The facility closure costs include certain noncancelable operating lease termination and other facility exit costs. During the fourth quarter of 2003, the Company sold machinery and equipment at auction and as a result of those sales, recognized a net gain of approximately $2.0 million. This gain has been reflected in "Restructuring and other infrequent expenses" in the Company's Condensed Consolidated Statements of Operations. The $4.1 million of restructuring costs accrued at December 31, 2003 are expected to be incurred during 2004.

         In October 2002, the Company applied to the High Court in London, England, for clarification of a rule in its U.K. pension plan that governs the value of pension payments payable to an employee who retires from service in certain circumstances prior to his normal retirement date. The primary matter before the High Court was whether pension payments to such employees, including those who take early retirement and those terminated due to the closure of the Company's Coventry facility, should be reduced to compensate for the fact that the pension payments begin prior to a normal retirement age of 65. In December 2002, the High Court ruled against the Company's position that reduced pension payments are payable in the context of early retirements or terminations. The Company appealed the High Court's ruling, and in July 2003, the Court of Appeal ruled that employees terminated as a result of the closure of the Coventry facility do not qualify for full pensions, thereby reversing the earlier High Court ruling for this aspect of the case, but ruled that other employees might qualify. The Court of Appeal ruling is subject to further appeal.

         As a result of the ruling, certain employees terminated in prior years under voluntary retirement arrangements may be entitled to additional payments, and therefore the Company recorded a charge in the second quarter of 2003, included in "Restructuring and other infrequent expenses", of approximately $12.4 million to reflect its current estimate of the additional pension liability associated with previous early retirement programs. The timing of the Company's obligation to fund cash into the pension plan with respect to this increased liability, as well as the Company's existing liability, depends on many factors including the overall funded status of the plan and the investment returns of the plan's assets and is the subject of ongoing negotiations with representatives of the beneficiaries of the pension plan.

         In addition, during 2002, the Company initiated several rationalization plans and recorded restructuring and other infrequent expenses of $3.4 million. The expenses primarily related to severance costs and certain lease termination and other exit costs associated with the rationalization of the Company's European engineering and marketing personnel and certain components of the Company's German manufacturing facilities located in Kempten and Marktoberdorf, Germany. During the year ended December 31, 2003, the Company recorded an additional $1.2 million of restructuring and other infrequent expenses associated with the rationalization initiatives in Germany as well as a European combine engineering rationalization that was initiated during 2003. A total of $3.6 million of severance costs have been recorded associated with these activities, and relate to the termination of approximately 180 employees in total. At December 31, 2003, a total of approximately $3.8 million of expenses had been incurred and paid. The remaining accrued balance of $0.8 million as of December 31, 2003 is expected to be incurred during 2004.

         In 2000, the Company permanently closed its combine manufacturing facility in Independence, Missouri and its Lockney, Texas and Noetinger, Argentina implement manufacturing facilities. In 1999, the Company permanently closed its Coldwater, Ohio manufacturing facility. The majority of production in these facilities has been relocated to existing Company facilities or outsourced to third parties. The Company expensed approximately $4.5 million and $24.9 million associated with these rationalizations during 2001 and 2000, respectively, and had $1.0 million of costs accrued related to these rationalizations as of December 31, 2001. The Company did not record any additional restructuring and other infrequent expenses in 2002 or 2003 related to these closures. The Company incurred approximately $0.5 million of expenses in each of the years ending December 31, 2002 and 2003, respectively. There are no remaining costs accrued related to these rationalizations as of December 31, 2003.

         During 2001, the Company rationalized certain facilities as part of the Ag-Chem acquisition integration. The Company consolidated its existing Willmar, Minnesota manufacturing facility as part of this rationalization into Ag-Chem's Jackson, Minnesota manufacturing plant and since that date have been marketing the Willmar facility and real estate for sale. During the fourth quarter of 2003, the Company wrote down the carrying value of the real estate to its estimated fair value. The estimated fair value of the real estate was determined based on current conditions in the market. The write-down of the real estate of approximately $1.5 million was reflected in "Restructuring and other infrequent expenses" in the Company's Condensed Consolidated Statements of Operations.

3.       GOODWILL AND OTHER INTANGIBLE ASSETS

         On January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 142 ("SFAS No. 142") "Goodwill and Other Intangible Assets." SFAS No. 142 also establishes a new method of testing goodwill and other indefinite-lived intangible assets for impairment on an annual basis or on an interim basis if an event occurs or circumstances change that would reduce the fair value of a reporting unit below its carrying value.

         The goodwill in each of the Company's segments was tested for impairment during the first quarter of 2002 as required by SFAS No. 142. The Company utilized a combination of valuation techniques including a discounted cash flow approach, a market multiple approach and a comparable transaction approach. Based on this evaluation, the Company determined that goodwill associated with its Argentina and North America reporting units was impaired. As a result, the Company recorded a pre-tax write-down of goodwill of $27.7 million. This write-down was recognized as a cumulative effect of a change in accounting principle of $24.1 million, net of $3.6 million of taxes, in the first quarter of 2002. Goodwill is tested for impairment on an annual basis and more often if indications of impairment exist. The results of the Company's analyses conducted on October 1, 2003 indicated no further reduction in the carrying amount of goodwill was required in 2003. The Company will conduct analyses on an interim basis if an event occurs or circumstances change that would result in the reduction of the fair value of a reporting unit below its carrying value.

         4.       LONG-TERM DEBT

         Long-term debt consisted of the following at December 31, 2003 and 2002, respectively:

                                                                2003           2002
                                                             ---------      ---------
Revolving credit facility                                    $      --      $   126.9
1 3/4% Convertible senior subordinated notes due 2033            201.3             --
9 1/2% Senior notes due 2008                                     250.0          250.0
8 1/2% Senior subordinated notes due 2006                        249.3          249.1
Other long-term debt                                              10.5           10.9
                                                             ---------      ---------
   Total long-term debt                                      $   711.1      $   636.9
                                                             =========      =========

         On December 23, 2003, the Company issued $201.3 million of 1 3/4% convertible senior subordinated notes due 2033 under a private placement offering. The convertible senior subordinated notes are unsecured obligations and are convertible into shares of the Company's common stock upon satisfaction of certain conditions, as discussed below. Interest is payable on the notes at 1 3/4% per annum, payable semi-annually in arrears in cash on June 30 and December 31 of each year, beginning June 30, 2004.

         The convertible senior subordinated notes are convertible into shares of the Company's common stock at an effective price of $22.36 per share, subject to adjustment. Holders of the notes may convert the notes into shares of the Company's common stock at a conversion rate of 44.7193 shares per $1,000 principal amount of notes, subject to adjustment, before close of business on December 31, 2033, only under the following circumstances: (1) during any fiscal quarter commencing after March 31, 2004, if the closing sales price of the Company's common stock exceeds 120% of the conversion price for at least 20 trading days in the 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter; (2) during the five business day period after a five consecutive trading day period in which the trading price per note for each day of that period was less than 98% of the product of the closing sale price of the Company's common stock and the conversion rate; (3) if the notes have been called for redemption; or (4) upon the occurrence of certain corporate transactions, as defined. Beginning January 1, 2011, the Company may redeem any of the notes at a redemption price of 100% of their principal amount, plus accrued interest. Holders of the notes may require the Company to repurchase the notes at a repurchase price of 100% of their principal amount, plus accrued interest on December 31 of 2010, 2013, 2018, 2023 and 2028.

5.       INVENTORIES

         Inventories are valued at the lower of cost or market using the first-in, first-out method. Market is net realizable value for finished goods and repair and replacement parts. For work in process, production parts and raw materials, market is replacement cost.

         Inventory balances at December 31, 2003 and 2002, respectively, were as follows:

                                                                       2003                    2002
                                                                    ----------              ----------
Finished goods                                                      $    285.3              $    288.5
Repair and replacement parts                                             270.2                   235.5
Work in process, production parts and raw materials                      248.1                   184.6
                                                                    ----------              ----------
     Inventories, net                                               $    803.6              $    708.6
                                                                    ==========              ==========

6.       ACCOUNTS RECEIVABLE SECURITIZATION

         At December 31, 2003, the Company had accounts receivable securitization facilities in the United States, Canada, and Europe totaling approximately $448.5 million. Under these facilities, wholesale accounts receivable are sold on a revolving basis to commercial paper conduits either on a direct basis or through a wholly-owned special purpose U.S. subsidiary. Outstanding funding under these facilities totaled approximately

$448.4 million and $423.9 million at December 31, 2003 and 2002, respectively. The funded balance has the effect of reducing accounts receivable and short-term liabilities by the same amount. Losses on sales of receivables primarily from securitization facilities included in other expense, net for the years ended December 31, 2003 and 2002 were $14.6 million and $14.8 million, respectively.

7.       CONSOLIDATION OF JOINT VENTURE

         In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities" ("FIN 46"), as revised in December 2003, which addresses the consolidation by business enterprises of variable interest entities, to which the usual condition of consolidation, a controlling financial interest, does not apply. FIN 46 requires an entity to assess its equity investments to determine if they are variable interest entities. As defined in FIN 46, variable interests are contractual, ownership or other interests in an entity that change with changes in the entity's net asset value. Variable interests in an entity may arise from financial instruments, service contracts, guarantees, leases or other arrangements with the variable interest entity. An entity that will absorb a majority of the variable interest entity's expected losses or expected residual returns, as defined in FIN 46, is considered the primary beneficiary of the variable interest entity. The primary beneficiary must include the variable interest entity's assets, liabilities and results of operations in its consolidated financial statements. FIN 46 is immediately effective for all variable interest entities created after January 31, 2003. For variable interest entities created prior to this date, the provisions of FIN 46 must be applied no later than the first interim period beginning after December 15, 2003; however, all public companies must apply the unmodified provisions of FIN 46 to entities considered "special purpose entities" by the end of the first reporting period after December 15, 2003.

         The Company currently has equity interests in joint ventures with other entities. For those joint ventures where the Company is not the primary beneficiary as determined under FIN 46, the Company accounts for its investments under the equity method of accounting. The Company analyzed the provisions of FIN 46 as they relate to the accounting for its investments in joint ventures and determined that it is the primary beneficiary of one of its joint ventures, GIMA.

         GIMA was established in 1994 between the Company and Renault Agriculture S.A. ("Renault") to cooperate in the field of purchasing, design and manufacturing of components for agricultural tractors. Each party has a current investment of $4.8 million in the joint venture. GIMA has no third party debt obligations.

         Under the terms of the GIMA agreement, either party may give notice that it wishes to sell its shares to the other party. The party receiving notice is obligated to purchase the shares within eighteen months. Per the GIMA agreement, the share price will be 25% of the net worth of the joint venture.

         On July 1, 2003, the Company began consolidating the accounts of GIMA. Historically, the Company accounted for its investment in GIMA under the equity method. The consolidation of GIMA did not have a material impact on the results of operations or financial position of the Company. The equity interest of Renault is reported as a minority interest, included in "Other noncurrent liabilities" in the accompanying Condensed Consolidated Balance Sheet for the year ended December 31, 2003.

8.       SEGMENT REPORTING

         The Company has five reportable segments: North America; South America; Europe/Africa/Middle East; Asia/Pacific; and Sprayer Division. Each regional segment distributes a full range of agricultural equipment and related replacement parts. The Sprayer division manufactures and distributes self-propelled agricultural sprayers and replacement parts. The Company evaluates segment performance primarily based on income from operations. Sales for each regional segment are based on the location of the third-party customer. All intercompany transactions between the segments have been eliminated. The Company's selling, general and administrative expenses and engineering expenses are charged to each segment based on the region and division where the expenses are incurred. As a result, the components of operating income for one segment may not be comparable to another segment. Segment results for the three months and year ended December 31, 2003 and 2002 are as follows:

      Three Months Ended             North         South       Europe/Africa        Asia/        Sprayer
         December 31,               America       America       /Middle East       Pacific      Division      Consolidated
-------------------------------    -----------    ---------    ---------------    ----------    ----------    --------------

2003
Net sales                          $  270.5        $ 125.7       $   516.7         $  50.8       $  71.4          $1,035.1
Income (loss) from operations          (3.6)          21.1            33.7             8.4           4.2              63.8

2002
Net sales                          $  239.0        $  71.2       $   434.4         $  31.3       $  64.0          $  839.9
Income (loss) from operations          (4.0)           9.6            40.4             6.5           2.3              54.8


                                     North         South       Europe/Africa        Asia/        Sprayer
   Year Ended December 31,          America       America       /Middle East       Pacific      Division      Consolidated
-------------------------------    -----------    ---------    ---------------    ----------    ----------    --------------

2003
Net sales                          $  925.3        $ 416.3       $ 1,734.2         $ 144.0      $  275.5          $3,495.3
Income (loss) from operations          (2.4)          60.5           112.8            23.2          19.3             213.4

2002
Net sales                          $  791.0        $ 270.8       $ 1,486.4         $ 107.1       $ 267.4          $2,922.7
Income (loss) from operations          (6.9)          30.5           133.0            19.4          16.2             192.2

         A reconciliation from the segment information to the consolidated balances for income from operations is set forth below:

                                                       Three Months Ended                      Year Ended
                                                          December 31,                        December 31,
                                                  ---------------------------         ---------------------------
                                                     2003              2002              2003              2002
                                                  ---------         ---------         ---------         ---------
Segment income from operations                    $    63.8         $    54.8         $   213.4         $   192.2
Restricted stock compensation expense                  (0.1)            (15.6)             (0.6)            (44.1)
Restructuring and other infrequent expenses             0.2              (9.4)            (27.6)            (42.7)
Amortization of intangibles                            (0.4)             (0.4)             (1.7)             (1.4)
                                                  ---------         ---------         ---------         ---------
Consolidated income from operations               $    63.5         $    29.4         $   183.5         $   104.0
                                                  =========         =========         =========         =========

9.       SUBSEQUENT EVENT

         On January 5, 2004, the Company acquired the Valtra tractor and diesel engine operations of Kone Corporation, a Finnish company, for (Euro)600.6 million net of approximately (Euro)21.4 million cash acquired (approximately $755.9 million net) subject to customary closing adjustments. Valtra is a global tractor and off-road engine manufacturer with market leadership positions in the Nordic region of Europe and Latin America. Valtra's revenues for the twelve months ended September 30, 2003 were approximately $902.2 million. The Valtra acquisition will be accounted for in accordance with SFAS No. 141, "Business Combinations," and accordingly, the Company will allocate the purchase price to the assets acquired and the liabilities assumed based on a preliminary estimate of fair values as of the acquisition date. The Company completed the initial funding of the (Euro)600.6 million cash purchase price of Valtra through the issuance of $201.3 million principal amount of convertible senior subordinated notes (Note 4), funds borrowed under the Company's new credit facility and term loan facility (with availability up to $750.0 million) which was entered into January 5, 2004, and $100.0 million borrowed under an interim bridge facility also closed on January 5, 2004.